EXHIBIT 99.2

SUMMARY OF ZONES, INC. SENIOR MANAGEMENT BONUS PROGRAM

Zones, Inc. (the “Company”) senior management bonus program rewards achievement for financial and individual performance.

Under the senior management bonus program, Firoz Lalji, the Chief Executive Officer, Ronald McFadden, the Chief Financial Officer, and Anwar Jiwani, the Chief Information Officer, are eligible to receive a bonus if the Company meets the financial performance objective approved by the Board of Directors (the “Board”). The financial performance standard is based on income from operations, after accrual of bonuses. The officers are also eligible to receive discretionary bonuses.

The two components of the bonus program are as follows:

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Financial Performance: The participating executives are eligible for an annual bonus of up to 50% of annual base compensation, of which up to half may be paid quarterly. The Company must meet its minimum quarterly financial performance objective for an officer to be paid quarterly (although the Company could not meet a quarterly objective and meet the annual objective and the participating executive could receive the entire annual bonus). At the completion of the fiscal year, the Company’s annual financial performance is measured against the annual financial performance objective set by the Board. Annual bonuses are calculated based on the Company achieving the minimum financial performance objective less all previous payments made during any of the quarters throughout the year.

•	Individual Performance: Participating executive officers may receive bonuses at the discretion of the Board based on individual performance.

Officers are also eligible to participate in an additional bonus pool equal to 10% of the Company’s income from operations which exceeds 110% of the income from operations objective set by the Board. This bonus pool which will be shared by participants based on their proportionate share of compensation to a maximum of 100% of base salary.

The Board retains the right to change its bonus programs at any time. The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any executive officer. No rights to any awards exist unless and until the Board authorizes payment of such award under any bonus program.